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                                                                    EXHIBIT 23.1

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


    We consent to the reference to our firm under the caption "EXPERTS" and to the use of our report dated January 30, 1998 with respect to the financial statements of IDS Managed Futures, L.P. as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, and to the use of our report dated July 17, 1997 with respect to the financial statements of CIS Investments, Inc. as of May 31, 1997 and 1996 and for the years then ended included in Post-Effective Amendment No. 4 to the Form S-1 Registration Statement and related Prospectus of IDS Managed Futures, L.P. for the registration of $50,000,000 of limited partnership interests.


                                          KPMG Peat Marwick LLP


April 20, 1998
Chicago, Illinois